UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO § 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
§ 240.13d-2(a)

(Amendment No. 12)1

CPI CORP.
(Name of Issuer)

COMMON STOCK, PAR VALUE $0.40 PER SHARE
(Title of Class of Securities)

125-902106
(CUSIP Number)

STEVEN WOLOSKY, ESQ.
OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
(212) 451-2300
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

April 17, 2009
(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See § 240.13d-7 for other parties to whom copies are to be sent.

_______________
1              The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 125-902106

1	NAME OF REPORTING PERSON Ramius Enterprise Master Fund Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 216,000
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 216,000
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 216,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.3%
14	TYPE OF REPORTING PERSON CO

CUSIP NO. 125-902106

1	NAME OF REPORTING PERSON Starboard Value & Opportunity Fund, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 282,000
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 282,000
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 282,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.4%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 125-902106

1	NAME OF REPORTING PERSON Ramius Merger Arbitrage Master Fund Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 192,000
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 192,000
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 192,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.0%
14	TYPE OF REPORTING PERSON CO

CUSIP NO. 125-902106

1	NAME OF REPORTING PERSON Ramius Multi-Strategy Master Fund Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 192,000
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 192,000
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 192,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.0%
14	TYPE OF REPORTING PERSON CO

CUSIP NO. 125-902106

1	NAME OF REPORTING PERSON Ramius Value and Opportunity Master Fund Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 797,988
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 797,988
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 797,988
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.3%
14	TYPE OF REPORTING PERSON CO

CUSIP NO. 125-902106

1	NAME OF REPORTING PERSON Ramius Leveraged Multi-Strategy Master Fund Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 44,500
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 44,500
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 44,500
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON CO

CUSIP NO. 125-902106

1	NAME OF REPORTING PERSON Ramius Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS N/A
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 644,500
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 644,500
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 644,500
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.9%
14	TYPE OF REPORTING PERSON IA, OO

CUSIP NO. 125-902106

1	NAME OF REPORTING PERSON RCG Starboard Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS N/A
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,079,988
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 1,079,988
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,079,988
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.7%
14	TYPE OF REPORTING PERSON IA, OO

CUSIP NO. 125-902106

1	NAME OF REPORTING PERSON Ramius LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS N/A
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,724,488
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 1,724,488
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,724,488
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 26.6%
14	TYPE OF REPORTING PERSON IA, OO

CUSIP NO. 125-902106

1	NAME OF REPORTING PERSON C4S & Co., LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS N/A
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,724,488
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 1,724,488
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,724,488
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 26.6%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 125-902106

1	NAME OF REPORTING PERSON Peter A. Cohen
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS N/A
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,724,488
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,724,488
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,724,488
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 26.6%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 125-902106

1	NAME OF REPORTING PERSON Morgan B. Stark
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS N/A
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,724,488
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,724,488
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,724,488
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 26.6%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 125-902106

1	NAME OF REPORTING PERSON Thomas W. Strauss
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS N/A
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,724,488
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,724,488
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,724,488
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 26.6%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 125-902106

1	NAME OF REPORTING PERSON Jeffrey M. Solomon
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS N/A
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,724,488
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,724,488
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,724,488
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 26.6%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 125-902106

1	NAME OF REPORTING PERSON Peter Feld
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 6,588
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 1,336
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,588
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 125-902106

INTRODUCTION

This Amendment No. 12 (“Amendment No. 12”) amends the Schedule 13D, which was originally filed September 15, 2003, as amended to date (the “Schedule 13D”), by Knightspoint Partners I, L.P., Knightspoint Capital Management I LLC, Knightspoint Partners LLC, David Meyer, Michael Koeneke, Ramius Securities, LLC, Ramius LLC (f/k/a Ramius Capital Group, LLC), C4S & Co., LLC, Ramius Merger Arbitrage Master Fund Ltd (f/k/a RCG Ambrose Master Fund, Ltd), Ramius Multi-Strategy Master Fund Ltd (f/k/a Ramius Master Fund, Ltd.), Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss, Ramius Advisors, LLC, Starboard Value and Opportunity Fund, LLC, RCG Starboard Advisors, LLC and Jeffrey M. Solomon with respect to the common stock, $.40 par value, of CPI Corp., a Delaware corporation (the “Company”).  Capitalized terms used but not defined herein shall have the meaning set forth in the original Schedule 13D.

The undersigned were previously part of a Section 13(d) reporting group that included Knightspoint Partners I, L.P., Knightspoint Capital Management I LLC, Knightspoint Partners LLC, David Meyer, Michael Koeneke (the “Knightspoint Group”).  The undersigned ceased to be members of the Knightspoint Group on February 27, 2009.  For ownership information relating to the undersigned prior to the filing of this Amendment No. 12, please make reference to the Schedule 13D, as amended to date.

Item 4.	Purpose of Transaction.

Item 4 is hereby amended to add the following:

The Reporting Persons have engaged in and intend to continue to engage in discussions with management and the Board of Directors of the Issuer (the “Board”) concerning potential changes in the composition of the Board.   The Reporting Persons reserve the right to nominate candidates for election to the Board at the 2009 annual meeting of stockholders should such discussions fail to result in the Reporting Persons agreeing with the Issuer on the composition of the Board.

CUSIP NO. 125-902106

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 21, 2009

STARBOARD VALUE AND OPPORTUNITY FUND, LLC		RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
By:	RGC Starboard Advisors, LLC,	By:	RGC Starboard Advisors, LLC,
	its managing member		its investment manager
By:	Ramius LLC,	By:	Ramius LLC,
	its sole member		its sole member
By:	C4S & Co., L.L.C.,	By:	C4S & Co., L.L.C.,
	its managing member		its managing member

RAMIUS MULTI-STRATEGY MASTER FUND LTD		RCG STARBOARD ADVISORS, LLC
By:	Ramius Advisors, L.L.C.,	By:	Ramius LLC,
	its investment advisor		its sole member
By:	Ramius LLC,	By:	C4S & Co., L.L.C.,
	its sole member		its managing member
By:	C4S & Co., L.L.C.,
its managing member

RAMIUS MERGER ARBITRAGE MASTER FUND LTD		RAMIUS LLC
By:	Ramius Advisors, L.L.C.,	By:	C4S & Co., L.L.C.,
	its investment advisor		as managing member
By:	Ramius LLC,
its sole member
By:	C4S & Co., L.L.C.,
its managing member

RAMIUS LEVERAGED MULTI-STRATEGY MASTER FUND LTD		RAMIUS ENTERPRISE MASTER FUND LTD
By:	Ramius Advisors, L.L.C.,	By:	Ramius Advisors, L.L.C.,
	its investment advisor		its investment advisor
By:	Ramius LLC,	By:	Ramius LLC,
	its sole member		its sole member
By:	C4S & Co., L.L.C.,	By:	C4S & Co., L.L.C.,
	its managing member		its managing member

CUSIP NO. 125-902106

RAMIUS ADVISORS, L.L.C.		C4S & CO., L.L.C.
By:	Ramius LLC,
its sole member
By:	C4S & Co., L.L.C.,
its managing member

By:	/s/ Jeffrey M. Solomon
	Name:	Jeffrey M. Solomon
	Title:	Authorized Signatory

/s/ Jeffrey M. Solomon
Jeffrey M. Solomon, individually and as attorney-in-fact for Peter A. Cohen, Morgan B. Stark and Thomas W. Strauss

/s/ Peter Feld
Peter Feld, individually

The Powers of Attorney authorizing certain persons to sign and file this Schedule 13D on behalf of certain Reporting Persons were previously filed as exhibits to the Schedule 13D.